Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1, of Clarus Therapeutics Holdings, Inc., of our report dated March 31, 2022, which includes an explanatory paragraph relating to going concern, relating to the consolidated financial statements of Clarus Therapeutics Holdings, Inc., appearing in the Registration Statement (No. 333-264231) on Form S-1, as amended, of Clarus Therapeutics Holdings, Inc.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement (No. 333-264231) on Form S-1, as amended, incorporated by reference in this Registration Statement.

/s/ RSM US LLP

Chicago, Illinois

April 25, 2022